SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FINDEX.COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0379462
(State of Other Jurisdiction of Incorporation)	(I.R.S. Employee Identification No.)

11204 Davenport Street
Suite 100
Omaha, NE 68154
(Address of Principal Executive Offices)

Restricted Stock Compensation Agreement(s)
(Full Title of the Plan)

Steven Malone
President and Chief Executive Officer
11204 Davenport Street
Suite 100
Omaha, NE 68154
(Name and Address of Agent For Service)

(402) 333-1900
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Michael M. Membrado, Esq.
M.M. Membrado & Associates, PLLC
115 East 57th Street, Suite 1006
New York, New York 10022

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.001 per share)	300,000 shares (1)	$0.09 (2)	$27,000.00	$3.42

(1)	The shares of common stock covered by this registration statement were all previously issued to the selling shareholders herein, each an outside consultant of Findex.com, Inc. (the “Company”), pursuant to written Restricted Stock Compensation Agreements.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) based on the average of the bid and asked prices of the Common Stock as traded in the over-the-counter market and reported on the OTC Bulletin Board, a service provided by the Nasdaq Stock Market, Inc., on November 19, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with Form S-8 General Instruction C and Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers the reoffer and resale of 300,000 shares of common stock of Findex.com, Inc. (“Findex,” the “Company,” “we,” “us” or “our”) previously issued to certain independent consultants to the Company (collectively, the Selling Shareholders”) pursuant to certain written Restricted Stock Compensation Agreements.

This registration statement contains two parts. The first part contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 of the Securities Act. The second part contains information required in this registration statement pursuant to Part II of Form S-8. This reoffer prospectus may be used for reoffers or resales on a continuous or delayed basis in the future of the 300,000 shares of common stock described in the previous paragraph.

PROSPECTUS

FINDEX.COM, INC.

300,000 SHARES OF COMMON STOCK

This prospectus relates to 300,000 shares, in the aggregate, of common stock, par value $0.001 per share, of Findex.com, Inc. (the “Company”) which may be offered or sold from time to time by the Selling Shareholders. The shares to which this prospectus relates were previously issued to the Selling Shareholders pursuant to certain written Restricted Stock Compensation Agreements in connection with their services as independent consultants to the Company.

The price at which a Selling Shareholder may sell any shares of common stock will be determined by the prevailing market price for such shares or through a privately negotiated transaction. The Company will receive no part of the proceeds of any sale of such shares made hereunder.

Our common stock is quoted on the OTC Bulletin Board, a service provided by the Nasdaq Stock Market, Inc., under the symbol “FIND”. On November 19, 2004 the last reported sale price of our common stock on the OTC Bulletin Board was $0.09 per share. The mailing address of our principal executive office is 11204 Davenport Street, Suite 100, Omaha, Nebraska 68154, and our telephone number is (402) 333-1900.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 4.

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any Selling Shareholder or any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

Neither the U.S. Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2004.

THE COMPANY

We are a developer, publisher, distributor and supplier of “inspirational” and Christian faith-based, off-the-shelf software products to individuals and religious and other spiritual organizations including schools, churches and other faith-based ministries.

Our business plan is focused on fulfilling our objective of becoming the premier provider of Bible study and related software products and content to the domestic and international markets, through both acquiring established companies and ongoing internal development of new products and expanded content of existing products. Our religious software titles are divided among six categories: (i) QuickVerse/Bible Study, (ii) Financial/Office Management Products for Churches and other Faith-Based Ministries, (iii) Print & Graphic Products, (iv) Pastoral Products, (v) Children’s Products, and (vi) Language Tutorial Products.

Certain of the software titles that we sell are owned and have been independently developed or are currently being developed by us. Others are owned and have been developed by other companies, but are exclusively licensed for production to, and further developed by us. Some of the titles we sell are merely distributed by us on an exclusive or partially exclusive basis.

RISK FACTORS

You should carefully consider the following factors and other information in this prospectus and in our annual reports on Forms 10-KSB and 10-KSB/A when you evaluate our business. The risks and uncertainties described below are not the only ones we face. Additionally, risks and uncertainties not presently known to the Company or that we currently deem immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows could be materially adversely affected.

         GENERAL BUSINESS RISKS

OUR LIQUIDITY AND CAPITAL RESOURCES ARE VERY LIMITED.

Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions, financial conditions, our customers, actions of our domestic and international competitors, and other factors that are beyond our control. Our ability to fund operating activities is also dependent upon (a) the extent and availability of bank and other credit facilities, (b) our ability to access external sources of financing, and (c) our ability to effectively manage our expenses in relation to revenues. Based upon the current level of operations and planned growth, we believe that the net proceeds received from our July 2004 sale of common stock and warrants, together with future cash flow from operations, and funds from external sources of credit-based debt financing, will be adequate to meet our anticipated liquidity requirements over the next 12 months and will provide additional capital for potential acquisitions. Given our initiative towards rapid revenue growth, there can be no assurance, however, that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy our liabilities arising in the ordinary course of business.

OUR AUDITOR HAS EXPRESSED UNCERTAINTY AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our financial statements contained in our annual report on Form 10-KSB/A for the period ending December 31, 2003, including the footnotes thereto, call into question our ability to operate as a going concern. This conclusion is drawn from the fact that, as of the date of those financial statements, we had a negative current ratio and total liabilities in excess of total assets. Those factors, as well as uncertainty in securing financing for continued operations, created an uncertainty at the time regarding our ability to continue as a going concern. Although we have since completed private placement transactions pursuant to which we have realized a total of $1,990,000 in gross proceeds, our ability to continue as a going concern remains dependent on many factors impacting on the successful execution of our business strategy, none of which can be assured.

OUR INTERNATIONAL SALES SUBJECT US TO A VARIETY OF RISKS WE WOULD NOT OTHERWISE ENCOUNTER.

We currently sell through distributors to many foreign countries and expect to continue to develop this aspect of our business. Expanding into overseas operations may cost more than we expect. We also may be unsuccessful in expanding our presence in international markets, and we might lose all or part of our investment in those operations. Many of the distributors we sell to in foreign countries are not United States companies and have no legal presence in the United States, and we therefore face certain risks associated with doing business outside of the United States. As we continue to expand our international sales, we will be increasingly subject to various risks associated with international business. These risks include the following:

•	compliance with local laws and regulatory requirements, as well as changes in those laws and requirements;

•	restrictions on the repatriation of funds;

•	overlap of tax issues;

•	the business and financial condition of any overseas business partners;

•	political and economic conditions abroad; and

•	the possibility of expropriation or nationalization of assets, supply disruptions, currency controls, exchange rate fluctuations; or

•	changes in tax laws, tariffs, and freight rates.

         RISKS ASSOCIATED WITH OUR BUSINESS AND INDUSTRY

WE FACE SERIOUS COMPETITION IN OUR BUSINESS SEGMENT.

The market for our products is rapidly evolving and highly competitive. We face competition from other software publishers, all of which generally sell through the same combination of channels that we do, including chain store, secular, Christian Bookseller’s Association (“CBA”), direct and online sales. Specifically, we currently compete with Logos Research Systems, Inc., Biblesoft, Inc., Thomas Nelson, Inc., Tyndale Publishers and WordSearch Bible Publishers, among others. Although we are among the market leaders in our primary product categories, some of our competitors have longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources than us. Moreover, we believe that competition from new entrants will increase as the market for religious products and services continues to expand.

WE HAVE EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, REDUCED REVENUES DUE TO DELAYS IN THE INTRODUCTION AND DISTRIBUTION OF OUR PRODUCTS.

We cannot be certain that we will be able to meet our planned release dates for our new software releases. If we cannot release an important new product during the scheduled quarter, our revenues would likely be reduced in that quarter. In the past, we have experienced significant delays in our introduction of some new products. For instance, delays in duplication, packaging and distribution caused our QuickVerse® Version 8.0 to begin shipping in mid-December 2003, long after the holiday season had been underway. As a result, we experienced fewer sales of this product than we would have if the product had been available before the holiday selling season began, which had a materially adverse effect on our operating results for the 2003 fourth quarter. It is likely in the future that delays will continue to occur and that some new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors.

PRODUCT RETURNS OR PRICE PROTECTIONS THAT EXCEED OUR ANTICIPATED RESERVES COULD RESULT IN WORSE THAN EXPECTED OPERATING RESULTS.

At the time we ship our products we establish reserves, including reserves that estimate the potential for future product returns. Product returns or price protection concessions that exceed our reserves could increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if we incorrectly assess the creditworthiness of our wholesale customers who take delivery of our products on credit, we could be required to significantly increase the reserves previously established. Although, historically, actual returns have been within management’s prior estimates, we cannot be certain that any future write-offs exceeding reserves will not occur or that amounts written off will not have a material adverse effect on our results of operations.

ERRORS OR DEFECTS IN OUR SOFTWARE PRODUCTS MAY CAUSE A LOSS OF MARKET ACCEPTANCE AND RESULT IN FEWER SALES OF OUR PRODUCTS.

Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future.

While to date these errors have not been material, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.

WE MAY NOT HAVE AVAILABLE FUNDS TO DEVELOP PRODUCTS THAT CONSUMERS WANT.

The Bible-study, inspirational content, and organizational management software markets are subject to rapid technological developments. To develop products that consumers and church and other faith-based organizations desire, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate these technological developments. We cannot be certain that we will have the financial and technical resources available to make these improvements. We must make these improvements while remaining competitive in terms of performance and price. This will require us to make substantial investments in research and development, often times well in advance of the widespread release of the products in the market and any revenues these products may generate.

THE LOSS OF ANY OF OUR KEY EXECUTIVES OR OUR FAILURE TO ATTRACT, INTEGRATE, MOTIVATE AND RETAIN ADDITIONAL KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our success depends to a large degree upon the skills of our senior management team and key employees and upon our ability to identify, hire, and retain additional sales, marketing, technical, and financial personnel. The loss of any of our key executives or the failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business. We presently do not maintain key person life insurance on any of our executives. We may be unable to retain our existing key personnel or attract and retain additional key personnel. Competition for these personnel in the software and technology industry is intense and identifying personnel with experience in this industry is even more difficult. Any loss of one of our key executives would likely have a material adverse effect on our business and prospects.

OUR PROPRIETARY TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM UNAUTHORIZED USE BY OTHERS, WHICH COULD INCREASE OUR LITIGATION COSTS AND ADVERSELY AFFECT OUR SALES.

Our ability to compete with other Bible and inspirational content software companies depends in part upon our proprietary technology. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on a combination of trademark, trade secret and copyright laws to protect our technology. We cannot be certain, however, that these precautions will provide meaningful protection from unauthorized use by others. If we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources. In addition, many foreign countries’ laws may not protect us from improper use of our proprietary technologies outside of the United States. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

NEW INTERNET ACCESS DEVICES MAY CHANGE THE WAY INFORMATION IS DISPLAYED REQUIRING US TO CHANGE OUR PRODUCTS.

Recent increases in the use of internet devices to access inspirational content and the continued development of internet devices as a medium for the delivery of network-based information, content, and services may require us to change our products. Our success depends on our ability to understand the method upon which our search engines operate and our ability to service new and emerging devices to access the internet, such as browser phones, personal digital assistants, and other wireless devices. To the extent these new Internet access devices change the way that information is displayed to the end user or causes a change in the medium that is searched, we may be required to revise the methodology of our products. Although our recently introduced PDA version products have performed well for us, we cannot predict the impact that new devices will have on our services across the entire spectrum of developing technologies, and any required product adaptations may result in loss of revenue and goodwill, increased expenses, and reduced operating margins.

IF OUR PRODUCTS INFRINGE ANY PROPRIETARY RIGHTS OF OTHERS, A LAWSUIT MAY BE BROUGHT AGAINST US THAT COULD REQUIRE US TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR DISCONTINUE SELLING ONE OR MORE OF OUR PRODUCTS.

We believe that our products do not infringe any valid existing proprietary rights of third parties. Any infringement claims, however, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our financial condition and results of operations.

         RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

UP TO 47,025,000 SHARES OF OUR COMMON STOCK ARE LIKELY TO BECOME ELIGIBLE FOR PUBLIC SALE AS A RESULT OF A RESALE REGISTRATION STATEMENT FILING WHICH IS LIKELY TO DEPRESS OUR STOCK PRICE.

As of the date of our filing of this registration statement with the Securities and Exchange Commission on Form S-8, we are also filing a registration statement with the Securities and Exchange Commission on Form SB-2 which, once declared effective by the SEC, will cause to be eligible for immediate resale on the public market 23,875,000 shares of our common stock and an additional 23,150,000 shares of our common stock underlying warrants (the resale offering of which shall only be made by means of a separate prospectus). As a percentage of our total outstanding common stock, this represents 65.95%. If a significant number of shares are offered for sale simultaneously, which is likely to occur, it would have a depressive effect on the trading price of our common stock on the public market. Any such depressive effect may encourage short positions and short sales, which could place further downward pressure on the price of our common stock. Further, all of the shares sold in the offering will be freely transferable thereafter without restriction or further registration under the Securities Act (except for any shares purchased by our “affiliates”, as defined in Rule 144 of the Securities Act), which could place even further downward pressure on the price of our common stock.

UNLESS AN ACTIVE TRADING MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

Although we are a reporting company and our common stock is listed on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.), there is no active trading market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your shares or any attempted sale of such shares may have the effect of lowering the market price, and therefore your investment could be a complete or partial loss.

SINCE OUR COMMON STOCK IS THINLY TRADED, IT IS MORE SUSCEPTIBLE TO EXTREME RISES OR DECLINES IN PRICE, AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at a fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded, it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company, and, depending on when you determine to sell, you may not be able to obtain a price at or above the price you paid.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR YOU TO RESELL ANY SHARES YOU MAY OWN.

Our common stock trades on the OTC Bulletin Board operated by the Nasdaq Stock Market, Inc. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you purchase from the selling stockholders.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” REGULATIONS, WHICH IS LIKELY TO MAKE IT MORE DIFFICULT TO SELL.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on national securities exchanges or quoted on the Nasdaq National Market. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. This regulation generally has the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares. Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock;

•	explain the compensation of the broker-dealer and its salesperson in the transaction;

•	provide monthly account statements showing the market value of each penny stock held in the customer's account; and

•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

OUR STOCK PRICE COULD BE VOLATILE, AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

The trading price of our common stock is likely to be highly volatile and could be subject to extreme fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our stock;

•	changes in, or failure to achieve, financial estimates by securities analysts;

•	new products introduced or announced by us or our competitors;

•	announcements of technological innovations by us or our competitors;

•	our ability to produce and distribute retail packaged versions of our software in advance of peak retail selling seasons;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in the consumer software and/or Christian products industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock; and

•	stock market price and volume fluctuations of publicly-traded, particularly micro-cap, companies generally.

In addition, the stock market has recently experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources from our business. Further, and as noted above, our shares are currently traded on the Nasdaq Stock Market, Inc.‘s OTC Bulletin Board and, further, are subject to the penny stock regulation. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

FUTURE SALES OF OUR COMMON STOCK BY OUR OFFICERS OR DIRECTORS MAY DEPRESS OUR STOCK PRICE.

Although our officers and directors are contractually obligated to refrain from selling any of their shares until July 20, 2005, following that date, any shares owned by our officers or directors which are either registered, or which may otherwise be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act, may be sold. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospect, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers and directors into the public market, or the mere perception that these sales could occur.

Although our officers and directors are contractually obligated to refrain from selling any of their shares until July 20, 2005, following that date, any shares owned by our officers or directors which are either registered, or which may otherwise be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act, may be sold. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospect, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers and directors into the public market, or the near perception that these sales could occur.

FUTURE ISSUANCES OF OUR COMMON OR PREFERRED STOCK MAY DEPRESS OUR STOCK PRICE AND DILUTE YOUR INTEREST.

We may want to issue additional shares of our common stock in future financings and may grant stock options to our employees, officers, directors and consultants under our stock incentive plan. Any such issuances could have the effect of depressing the market price of our common stock and, in any case, would dilute the interests of our common shareholders. In addition, we could issue serial preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could depress the value of our common stock and could reduce or eliminate the amounts that would otherwise have been available to pay dividends on our common stock or to make distributions on liquidation.

IF YOU REQUIRE DIVIDEND INCOME, YOU SHOULD NOT RELY ON AN INVESTMENT IN OUR COMMON STOCK.

We do not anticipate paying dividends on our common stock in the foreseeable future. Rather, we intend to retain earnings, if any, for the continued operation and expansion of our business. If you require dividend income, you should not rely on an investment in our common stock.

         OTHER RISKS

WE FACE SERIOUS FINANCIAL PENALTIES FOR ANY FAILURE TO MEET OUR REGISTRATION OBLIGATIONS TO BARRON PARTNERS, LP.

On July 19, 2004, we entered into a certain stock purchase agreement pursuant to which we agreed to issue and sell 21,875,000 restricted shares of our common stock, together with two common stock purchase warrants for the same combined number of shares, to Barron Partners, LP, a New York based institutional investor. As part of the financing transaction, we also entered into a certain registration rights agreement with Barron Partners, LP pursuant to which we became committed to registering all of the shares issued as part of such transaction, including those issuable under each of the two warrants. Under the terms of the registration rights agreement, as amended, we have until March 12, 2005 to effect registration of such shares. Any delay in meeting this obligation will result in our being liable to Barron Partners, LP in an amount equal to $630,000 per year, pro-rated as appropriate for the duration of any such delay.

WE HAVE RELIED ON THE PRIVATE PLACEMENT EXEMPTION TO RAISE SUBSTANTIAL AMOUNTS OF CAPITAL AND COULD SUFFER SUBSTANTIAL LOSSES IF THAT EXEMPTION IS DETERMINED NOT TO HAVE BEEN PROPERLY RELIED UPON.

We have raised substantial amounts of capital in private placements from time to time. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or institute any such suit, we could face severe financial demands that could materially and adversely affect our financial position.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. To comply with the terms of the safe harbor, we caution readers that a variety of factors could cause our actual results to differ materially from the anticipated results or other expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include (i) our potential inability to continue as a going concern, (ii) product returns that exceed our anticipated reserves, (iii) significant financial penalties for our failure to meet certain registration obligations, (iv) unexpected reductions in revenue and stock price volatility, (v) defects in our products causing revenue reductions, (vi) our inability to adequately invest in new product development, (vii) the loss of key company executives, (viii) our inability to adequately protect intellectual property, (ix) the introduction of new-generation technologies, (x) infringement by us on the proprietary rights of others, (xi) risks associated with international sales, and (xii) general economic conditions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot give any assurance that such expectations reflected in these forward-looking statements will prove to have been correct. We cannot guarantee any future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any shares of our common stock by the Selling Shareholders pursuant to this reoffer prospectus. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Shareholders.

DILUTION

Because any Selling Shareholders who offer and sell their shares of common stock covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

SELLING SHAREHOLDERS

The 300,000 shares of common stock to which this prospectus relates may be offered or sold from time to time by the Selling Shareholders. These shares were previously issued to the Selling Shareholders pursuant to certain written Restricted Stock Compensation Agreements in connection with their services as independent consultants to the Company.

Because the Company did not satisfy the requirements for use of Form S-3 in connection with secondary distributions as of the filing date of this prospectus, the amount of our common stock to be reoffered or resold by means of this reoffer prospectus, by each Selling Shareholder, whether holding control securities or restricted securities, and any other person with whom he or she is acting in concert for the purpose of selling shares of our common stock, may not exceed, during any three month period, the amount specified in Securities Act Rule 144(e). Although readers of this prospectus are directed to Securities Act Rule 144(e) for determinations on permissible sales hereunder, in general, Rule 144(e) imposes the following limitations in this regard:

1.	Sales by Affiliates. The amount of common stock sold for the account of a Selling Shareholder that is an affiliate of the Company, together with all other sales of common stock for the account of such person within the preceding three months, shall not exceed the greater of:

(i)	one percent of the common shares outstanding as shown by the most recent report or statement published by the Company, or

(ii)	the average weekly reported volume of trading of our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by paragraph (h), or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or

(iii)	the average weekly volume of trading of our common stock reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934 during the four-week period specified in subdivision (ii) of this paragraph.

2.	Sales By Persons Other Than Affiliates. The amount of common stock sold for the account of any Selling Shareholder other than an affiliate of the Company, together with all other sales of restricted shares of common stock for the account of such person within the preceding three months, shall not exceed the amount specified in paragraphs (1)(i), (1)(ii) or (1)(iii) above, whichever is applicable, unless the conditions in Rule 144(k) are satisfied (two year holding period).

The following table sets forth certain information as to the beneficial ownership of our common stock as of November 22, 2004 for each Selling Shareholder (a current or former independent consultant to the Company, as indicated in the footnotes below):

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior To Offering	Number of Shares To Be Registered Hereunder		Number of Shares Beneficially Owned After The Offering (1)	Percentage Of Shares Beneficially Owned After The Offering (1)
Frank Quinby	--	200,000	(1)	200,000	*
Richard Cosaro	--	25,000	(2)	25,000	*
Edward Gerskovich	--	75,000	(3)	75,000	*

* Less than 1%

(1)     Received pursuant to a Restricted Stock Compensation Agreement dated as of July 25, 2003 in consideration of services rendered as an independent communications consultant to the Company.

(2)     Received pursuant to a Restricted Stock Compensation Agreement dated as of July 25, 2003 in consideration of services rendered as an independent design consultant to the Company (pursuant to an agreement with Cosaro & Associates, Ltd.).

(3)     Received pursuant to a Restricted Stock Compensation Agreement dated as of July 25, 2003 in consideration of services rendered as an independent software/product development consultant to the Company.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the Selling Shareholders or their pledgees, donees, transferees or other successors-in-interest as a gift, partnership distribution or other non-sale-related-transfer after the date of this prospectus, who may sell the shares from time to time. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on the OTC Bulletin Board (owned and operated by Nasdaq Stock Market, Inc.), or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

Certain Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with certain Selling Shareholders. Certain Selling Shareholders may also sell the shares short and redeliver the shares to close out such short positions. Such Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

Certain Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares, pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. In such cases, usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Shareholders.

We will bear all costs, expenses and fees in connection with the registration of the shares covered hereunder. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Company did not satisfy the requirements for use of Form S-3 in connection with secondary distributions as of the filing date of this prospectus, the amount of our common stock to be reoffered or resold by means of this reoffer prospectus, by each Selling Shareholder, whether holding control securities or restricted securities, and any other person with whom he or she is acting in concert for the purpose of selling shares of our common stock, may not exceed, during any three month period, the amount specified in Rule 144(e).

EXPERTS

Our financial statements as of December 31, 2003 and for each of the fiscal years in the two year period ended December 31, 2003 are incorporated herein by reference from our annual report on Form 10-KSB/A for the year ended December 31, 2003, in reliance upon the report of Chisholm, Bierwolf, & Nilson, LLC, independent auditors, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current event reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any of the information on file with the Commission at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. We began filing documents with the Commission electronically on March 15, 2000, and became a successor issuer to Reagan Holdings, Inc. as of April 19, 2000 pursuant to Exchange Act Rule 12g-3, for which filings are also available dating back to November 16, 1999. Our filings with the Commission are also available to the public from commercial document retrieval services.

Our common stock is quoted on the OTC Bulletin Board, a service provided by the Nasdaq Stock Market, Inc.

We filed a registration statement on Form S-8 to register with the Commission the 300,000 shares of common stock offered by this prospectus. This document is part of that registration statement and constitutes a prospectus of Findex.com, Inc.

As permitted by Commission rules, this document does not contain all the information you can find in the registration statement or exhibits to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or a document subsequently filed by us. This document incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial performance.

(a)	Annual Report on Form 10-KSB/A Year ended December 31, 2003.

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)	The description of our common stock contained in our registration statement on Form SB-2 filed November 22, 2004 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d)	All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities covered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

Copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document, are available from us, at no cost, by writing or telephoning us at:

         Findex.com, Inc.
         11204 Davenport Street
         Suite 100
         Omaha, NE 68154
                  Attn: Corporate Secretary

         (402) 333-1900

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of that document, regardless of the time of delivery of this prospectus or of any sale of shares of common stock.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents or extracts of documents, which previously have been filed by the Company with the Commission, are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-KSB/A Year ended December 31, 2003.

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)	The description of our common stock contained in our registration statement on Form SB-2 filed November 22, 2004 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d)	All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities covered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

For purposes of this registration statement, any document or any statement deemed to be incorporated by reference herein or contained in an incorporated document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters with respect to the validity of the securities registered hereby have been passed upon for the Registrant by the law firm of M.M. Membrado & Associates, PLLC, corporate counsel to the Registrant (“Membrado”). Michael M. Membrado, the sole principal of Membrado, has, either directly or through affiliates, received warrants to purchase an aggregate of 225,000 shares of our Common Stock at an exercise price of $0.01 per share. These warrants expire between March 7, 2006 and May 11, 2006.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide for indemnification of our directors. In addition, our Bylaws provide for indemnification of our directors, officers, employees or agents. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant.

In addition, Nevada law authorizes a Nevada corporation to indemnify its officers and directors against claims or liabilities arising out of such person’s conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company for which they serve. Specifically, Section 78.7502 of the Nevada Revised Statutes (discretionary and mandatory indemnification of officers, directors, employees and agents: general provisions) provides as follows:

    1.        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

    2.        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    3.         To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revised Statutes 78.751 (Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses) provides as follows:

    1.         Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

    2.         The articles of incorporation or bylaws of the corporation, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3.        The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTIONS FROM REGISTRATION CLAIMED.

Exemption for the original issuance of the shares of common stock which may be offered or sold from time to time by the Selling Shareholders pursuant to the reoffer prospectus contained in this registration statement is claimed under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

ITEM 8. EXHIBITS.

The Exhibits to this registration statement are listed in the Index To Exhibits contained on page 19.

ITEM 9. UNDERTAKINGS.

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 22, 2004.

FINDEX.COM, INC.

By: /s/ Steven Malone
Steven Malone, President
and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Steven Malone and Kirk Rowland, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the registration statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to the said registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven Malone Steven P. Malone /s/ John Kuehne John A. Kuehne /s/ Henry Washington Henry M. Washington /s/ Kirk Rowland Kirk R. Rowland	Director, Chairman of the Board, President Director Director Director and Chief Financial Officer	November 22, 2004 November 22, 2004 November 22, 2004 November 22, 2004

INDEX TO EXHIBITS

The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to exhibit table in Item 601 of Regulation S-B):

         Exhibit
         Number       Description

4.1	Restricted Stock Compensation Agreement dated as of July 25, 2003 by and between the Registrant and Frank Quinby. FILED HEREWITH.

4.2	Restricted Stock Compensation Agreement dated as of July 25, 2003 by and between the Registrant and Richard Cosaro. FILED HEREWITH.

4.3	Restricted Stock Compensation Agreement dated as of July 25, 2003 by and between the Registrant and Edward Gerskovich. FILED HEREWITH.

23.1	Consent of Chisholm, Bierwolf & Nilson, LLC, Independent Certified Public Accountants. FILED HEREWITH.

24.1	Powers of Attorney (included on the signature page to this registration statement).